Exhibit 10.3

July 29, 2020

Healthcare Merger Corp.

623 Fifth Avenue, 14th Floor

New York, NY 10022

RE:	Surrender and Potential Forfeiture of Parent Class B Common Stock

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), to be dated as of the date hereof, by and among Specialists On Call, Inc., a Delaware corporation, Healthcare Merger Corp., a Delaware corporation (“Parent”), Sabre Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent, and Sabre Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent. This letter agreement (this “Letter Agreement”) is being entered into and delivered by Parent and HCMC Sponsor LLC, a Delaware limited liability company (“Sponsor”), in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Sponsor hereby agree as follows:

1.	Sponsor represents and warrants that it holds all of the issued and outstanding shares of Class B common stock, par value $0.0001 per share, of Parent (the “Parent Class B Common Stock”), as of the date of this Letter Agreement. As of the date hereof, there are 6,250,000 shares of Parent Class B Common Stock issued and outstanding.

2.	Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 8.1 and 8.3 of the Merger Agreement, immediately prior to the Closing, Sponsor shall surrender a number of shares of Parent Class B Common Stock equal to the product of (i) 1,875,000 and (ii) the difference between (A) 1, minus (B) a fraction (not greater than 1 nor less than 0), the numerator of which is an amount equal to (I) (x) all amounts in the Trust Account; plus (y) all other Cash and Cash Equivalents of Parent; plus (z) the PIPE Investment Amount (as such amount is finally delivered to Parent at or prior to the Closing by the PIPE Investors), in each case, as determined as of the Closing, minus (II) the aggregate amount of cash proceeds that will be required to satisfy the Parent Stockholder Redemptions, if any, minus (III) the amount of the Parent Transaction Costs, to the extent not paid prior to the Closing, minus (IV) $250,000,000, and the denominator of which is $35,000,000 (the “Sponsor Contingent Closing Shares”), which Sponsor Contingent Closing Shares will be cancelled by Parent for no consideration.

3.	Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 8.1 and 8.3 of the Merger Agreement, effective immediately prior to the Closing, Sponsor hereby waives any and all rights Sponsor has or will have under Section 4.3(b)(ii) of Parent’s Amended and Restated Certificate of Incorporation to receive, with respect to each share of Parent Class B Common Stock held by Sponsor, more than one (1) share of Parent Class A Common Stock upon automatic conversion of such shares of Parent Class B Common Stock in accordance with Parent’s Amended and Restated Certificate of Incorporation in connection with the consummation of the Transactions. Without limitation of the foregoing, upon the consummation of the Transactions, Sponsor hereby acknowledges and agrees that pursuant to Section 4.3(b) of Parent’s Amended and Restated Certificate of Incorporation, each share of Parent Class B Common Stock held by Sponsor shall automatically convert into one (1) share of Parent Class A Common Stock.

4.	Upon and subject to the Closing, 1,875,000 shares of Parent Class A Common Stock owned by Sponsor (the “Sponsor Earnout Shares”) shall become subject to potential forfeiture upon the terms set forth in Article III of the Merger Agreement, such that such Sponsor Earnout Shares shall be forfeited if the applicable vesting conditions set forth in Article III of the Merger Agreement are not satisfied prior to the expiration of the Earnout Period. If all or any portion of the Sponsor Earnout Shares vest in accordance with the terms of the Merger Agreement, any restrictive legends that have been placed on the Sponsor Earnout Shares, other than those, if any, required by applicable securities laws, shall be removed (and Parent hereby agrees to immediately cause the removal of such restrictive legends that have been placed on the Sponsor Earnout Shares).

5.	Holders of the Sponsor Earnout Shares shall be entitled to vote such Sponsor Earnout Shares and receive dividends and other distributions in respect thereof prior to the vesting of such Sponsor Earnout Shares in accordance with the terms herein; provided, that any such dividends and other distributions in respect of the Sponsor Earnout Shares that are subject to vesting pursuant to the terms herein shall be set aside by Parent and shall only be paid to the holder of such Sponsor Earnout Shares upon the vesting thereof.

6.	The parties have previously entered into that certain letter agreement dated December 12, 2019 in connection with the initial public offering of Parent (the “Prior Letter Agreement”). The parties hereto acknowledge and agree that the Prior Letter Agreement shall survive the consummation of the Transactions in accordance with its terms, and Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Prior Letter Agreement.

7.	During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, Sponsor shall not modify or amend any Contract between or among Sponsor or any Affiliate of Sponsor (other than Parent or any of its Subsidiaries), on the one hand, and Parent or any of Parent’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Prior Letter Agreement.

8.	Sponsor hereby acknowledges that it has read the Merger Agreement and this Letter Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Section 7.2 (Parent No Solicitation) and Section 7.8 (Confidentiality; Communications Plan; Access to Information) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions, mutatis mutandis.

9.	During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, at any meeting of the stockholders of Parent, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding Parent Shares entitled to vote thereon to adopt the Merger Agreement, approve the acquisition of all or substantially all of the Company’s (or after the Reorganization, Newco’s) assets or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement is sought, Sponsor shall vote (or cause to be voted) all Parent Shares entitled to vote thereon currently or hereinafter owned by Sponsor in favor of the foregoing.

10.	During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, at any meeting of the stockholders of Parent or at any postponement or adjournment thereof or in any other circumstances upon which Sponsor’s vote, consent or other approval (including by written consent) is sought, Sponsor shall vote (or cause to be voted) all Parent Shares entitled to vote thereon, currently or hereinafter owned by Sponsor against and withhold consent with respect to any merger, purchase of all or substantially all of any Person’s assets or other business combination transaction (other than the Merger Agreement and the transactions contemplated thereby, including the Mergers). Sponsor shall not commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Closing and the termination of the Merger Agreement pursuant to Article IX thereof.

11.	Subject to the terms and conditions of this Letter Agreement, Parent and Sponsor agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

12.	During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, Sponsor agrees not to (a) transfer any Parent Shares or (b) deposit any Parent Shares into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to Parent Shares or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Letter Agreement); provided, that Sponsor may transfer any such Parent Shares to any Affiliate of Sponsor if, and only if, the transferee of such Parent Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Sponsor.

13.	During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, Sponsor agrees that any Parent Shares that Sponsor purchases or otherwise hereinafter acquires or with respect to which Sponsor otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by Sponsor as of the date hereof.

14.	Sponsor hereby represents and warrants to Parent as follows:

(a)	Sponsor has the full power and authority to make, enter into and carry out the terms of this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by Sponsor and constitutes a valid and binding agreement of Sponsor enforceable against it in accordance with its terms, subject to the Remedies Exception.

(b)	As of the date hereof, Sponsor is the owner of 6,250,000 shares of Parent Class B Common Stock, 700,000 shares of Parent Class A Common Stock and 350,000 Private Placement Warrants, free and clear of any and all Liens, other than those (i) created by this Agreement, the Prior Letter Agreement and the Charter Documents of Parent or (ii) arising under applicable securities Laws, and Sponsor does not own any other capital stock or other voting securities, or any rights to purchase or acquire any shares of capital stock or other equity securities of, Parent. Sponsor has and will have until the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Letter Agreement and power to agree to all of the matters applicable to Sponsor set forth in this Letter Agreement.

(c)	The execution and delivery of this Letter Agreement by Sponsor does not, and the performance by Sponsor of the obligations under this Letter Agreement and the compliance by Sponsor with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to Sponsor, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of Sponsor, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent Shares owned by Sponsor pursuant to any Contract to which Sponsor is a party or by which Sponsor is bound, except, in the case of clause (i), (ii) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d)	No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Sponsor in connection with the execution and delivery of this Agreement or the consummation by Sponsor of the transactions contemplated hereby.

(e)	As of the date hereof, there is no action pending against, or, to the knowledge of Sponsor, threatened against Sponsor that would reasonably be expected to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f)	Except for this Agreement and the Prior Letter Agreement, Sponsor has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Parent Shares or other equity securities of Parent owned by Sponsor, (ii) granted any proxy, consent or power of attorney with respect to any Parent Shares or other equity securities of Parent owned by Sponsor (other than as contemplated by this Agreement) or (iii) entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(g)	Sponsor understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.

15.	The Company is an express third party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and to enforce the provisions hereof as if it was a party hereto.

16.	This Letter Agreement, together with the Merger Agreement to the extent referenced herein, the Prior Letter Agreement and the other agreements entered into by Sponsor in connection with the initial public offering of Parent constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

17.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

18.	This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. In the event of any conflict between the terms of this Letter Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern. The provisions set forth in Sections 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability) 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), 11.12 (Amendment) and 11.13 (Extension; Waiver) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement mutatis mutandis.

19.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, with (a) notices to Parent being sent to the addresses set forth therein, in each case with all copies as required thereunder and (b) notices to Sponsor being sent to:

HCMC Sponsor LLC

623 Fifth Avenue, 14th Floor

New York, NY 10022

Attention: Charles Ditkoff
Email: ditkoff@mtspartners.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153,
Attention: Michael J. Aiello
Email: michael.aiello@weil.com.

20.	This Letter Agreement shall terminate, and have no further force and effect, if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

HCMC SPONSOR LLC

By:	/s/ Charles Ditkoff
Name:	Charles Ditkoff
Title:	Managing Member

Acknowledged and agreed
as of the date of this Letter Agreement:

HEALTHCARE MERGER CORP.

By:	/s/ Dennis Conroy
Name:	Dennis Conroy
Title:	Chief Financial Officer

[Signature Page to Letter Agreement]